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FORM 5
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                                  U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, DC 20549

                            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                             Filed pursuant to Section 16(a) of the Securities
                                             Exchange Act of 1934,
                                     Section 17(a) of the Public Utility
                             Holding Company Act of 1935 or Section 30(l) of
                                        the Investment Company Act
                                                   of 1940


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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    RIF Capital Inc.                              InterUnion Financial Corporation (IUFC)       Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    PO Box 634C Collymor Rock                     Number of Reporting        Month/Year             Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)         March 2000         ----        title ---       below)
                 (Street)                                                 -------------------               below)
                                                                          5. If Amendment,
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
   Price Waterhouse Centre                                                ------------------    (Check applicable line)
   St. Michael Barbados WI                                                                       X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/        -------------------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)       Code     Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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 Common Stock                                                                                 2,462,847          D
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 Preferred Class A Stock                                                                      1,500,000*         D
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                               (Print or Type Responses)
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Securities         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Underlying            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            Securities            ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/     (Instr. 3 and 4)      Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-    Title   Amount or
                                                               --------------- Exer-   tion               Number of
                                                                (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:
 * Shares of Preferred Class A Stock are entitled to one hundred votes for each share on each matter to come before a meeting of the shareholders of the issuer.
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.                                   Apr. 6,
                                                                                             /s/ James Knot:                  2000
  See 18 U.S.C. 10001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                             James Knott
                                                                                             On Behalf of RIF Capital Inc.
Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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